                                                                 Exhibit 10.118

                              AGREEMENT TO LEASE


DATE:    April 30, 1997

PARTIES: Tigard-Tualatin School District 23J                             "TTSD"

         and

         Eagle Hardware & Garden, Inc.                                "Offeror"


RECITALS:


         A. TTSD is the owner of that certain real property ("the Property") described in attached Exhibit A which consists of approximately
10.5 acres having the street address of 12615 S.W. 72nd Avenue, Tigard, Oregon.

         B.        Offeror desires to lease the Property for 30 years.

         C. TTSD is willing to lease the Property to Offeror provided that Offeror (i) enters into a written ground lease ("the Lease") with TTSD substantially in the form of attached Exhibit B, and (ii) otherwise complies with the terms and provisions of this agreement to lease.

AGREEMENT:

         In consideration of the terms and provisions of this agreement to lease, TTSD and Offeror agree as follows:

         1. GOOD-FAITH DEPOSIT. On or before May 5, 1997, Offeror shall deposit $300,000 cash with First American Title Insurance Company of Oregon ("First American"), 10260 S.W. Greenburg Road, Tigard, Oregon, as a good-faith deposit for the transaction. The $300,000 shall promptly be returned to Offeror if, through no breach of this agreement to lease by Offeror, the Closing (see
Section 2 below) does not occur in accordance with this agreement to lease.

         2.        GROUND LEASE OF THE PROPERTY.  At the leasehold closing
("the Closing"): (a) the above-mentioned $300,000 shall be remitted to TTSD as prepaid rent for the Property, and (b) TTSD and Offeror shall each execute two originals of the Lease. One original of the fully-executed Lease shall be retained by TTSD, and the other shall be retained by Offeror. At the time of the Closing, the Property shall be free of record liens and encumbrances, except those set forth in attached Exhibit C. Offeror is aware of certain minor fence line encroachments reflected in the August 8, 1995, survey described in Section
3(b) below and shall accept the Lease subject to those minor fence line encroachments.

         3. CONDITIONS TO CLOSING. The Closing is conditioned upon the following:

         (a)       CONDITION BENEFITING TTSD:

              On or before May 30, 1997, Offeror shall submit to TTSD the written site plan, building floor plans, exterior elevations, and general outline specifications (including confirmation that Offeror will comply with all applicable government regulations) for the Project (see
    Section 1.2 of the Lease). TTSD shall have until June 15, 1997, to notify Offeror in writing that those plans and specifications are approved.

    The condition set forth in this Section 3(a) is for the benefit of TTSD only and may be waived by TTSD at any time by written notice furnished to Offeror.

         (b)       CONDITIONS BENEFITING OFFEROR:

                   (i) Offeror's review and written approval of the following documents on or before the later of May 20, 1997, or 20 days after Offeror's receipt of the preliminary title report: (1) preliminary ALTA leasehold title report for the Property including all supporting documentation; (2) the August 8, 1995, survey of the Property by G&L Land Surveying, Inc.; and (3) the 64-page AHERA Reinspection Report covering materials situated on the Property.

                   (ii) Offeror shall have until June 16, 1997, to obtain, review, and notify TTSD that it is satisfied with the following documents and related information: (1) a new level one or Phase I environmental audit of the Property; and (2) geotechnical, engineering, soils, wetlands, and/or other studies, reports, and tests deemed necessary by Offeror in connection with Offeror's planned development and use of the Property. All data listed in this Section 3(b)(ii) shall be ordered and paid for by Offeror.

                   (iii) Offeror's written notice to TTSD, to be delivered on or before August 29, 1997, that following Offeror's analysis of necessary government approvals, permits, and reviews--including (but not limited to) use permits, design review approvals, site plan reviews, building permits, wetland permits, and any other entitlements of any kind from any and all government agencies necessary for Offeror to develop, construct its building(s) and site improvements, and operate its chosen business--Offeror has concluded it will indeed be able to develop the Property for the purpose that it intends.

    The three conditions set forth in this Section 3(b) are for the benefit of Offeror only and may be waived by Offeror by written notice furnished to TTSD prior to the deadlines for satisfaction of conditions stated in this Section 3(b).

         (c)       FIRST 30-DAY EXTENSION.

         Upon Offeror's payment directly to TTSD of a $40,000 extension fee at or before 5:00 p.m. on August 29, 1997, Offeror shall be granted the first of two possible 30-day extensions on certain deadlines as follows:

                   (i) the deadline for Offeror to waive or satisfy the last of the Section 3(b) conditions shall be extended from August 29, 1997, to September 29, 1997; and

                   (ii) the deadline for the Closing shall be extended from September 19, 1997, to October 20, 1997.

         The $40,000 extension fee described in this Section 3(c) is nonrefundable, is separate and apart from any other payment required by this agreement to lease, is applicable to prepaid rent for the Property if the Closing occurs in accordance with Section 8 below, and is designed solely to compensate TTSD for keeping the Property off the leasehold market between August 29, 1997, and September 29, 1997. Offeror agrees that this $40,000 extension fee is not a penalty and that it is fair and reasonable.

         (d)       SECOND 30-DAY EXTENSION.

         Upon Offerer's payment directly to TTSD of an additional $40,000 extension fee (separate and apart from the fee paid by Offeror pursuant to Section 3(c) above) at or before 5 p.m. on September 29, 1997, Offeror shall be granted the second of two possible 30-day extensions on certain deadlines as follows:

                   (i) the deadline for Offeror to waive or satisfy the last of the Section 3(b) conditions shall be extended from September 29, 1997, to October 31, 1997; and

                   (ii) the deadline for the Closing shall be extended from October 20, 1997, to November 21, 1997.

                   The $40,000 extension fee described in this Section 3(d) is nonrefundable, is separate and apart from any other payment required by this agreement to lease, is NOT applicable to rent for the Property (whether prepaid or otherwise), and is designed solely to compensate TTSD for keeping the Property off the leasehold market between September 29, 1997, and

    October 31, 1997. Offeror agrees that this $40,000 extension fee is not a penalty and that it is fair and reasonable.

         (e)       ACCESS TO THE PROPERTY.

                   TTSD hereby grants to Offeror and its agents and representatives, for the purposes hereinafter set forth, a nonexclusive license to enter onto the Property.

         The license herein granted shall be used by Offeror for, and only for, the purpose of conducting investigations related to Offeror's feasibility review with respect to the Property. In the exercise of its rights pursuant to this license, Offeror shall take reasonable precautions to avoid any damage or interference with any installations, structures and improvements situated on the Property or any other proximate real property.

         Offeror, its contractors, agents, employees and servants shall have the right of reasonable ingress and egress to the Property with the specific understanding that Offeror shall be responsible for any damage suffered by TTSD and others as a result of Offeror's exercise of the rights herein granted.

         Offeror shall cause any party present at the Property, at the instance of Offeror, to keep, or cause to be kept, in full force and effect, at least the minimum insurance coverages set forth below:

         1)   Workers' Compensation - statutory limits;
         2)   Automotive Liability for all vehicles with limits of $2,000,000;
              and
         3)   Commercial General Liability to include premises operations.

         Offeror, in the exercise of its rights granted under this Section 3(e), shall not hinder nor interfere with TTSD's activities or the owners or tenants of proximate land, or the tenants, subtenants and other licensees or any of them, or damage or interfere with any utilities or other facilities located on such proximate land. Offeror shall make adequate provisions for the convenience and safety of all persons using and structures occupying the Property.

         All costs and expenses incurred in connection with Offeror's activities pursuant to this Section 3(e) shall be borne by Offeror.

         Offeror shall defend, indemnify and save harmless TTSD from and against any loss, expense (including attorney's fees) and damage incurred or suffered by TTSD, by reasons directly or indirectly arising out of, caused (in whole or part) by, or in any way connected with Offeror's use and occupancy of the Property.

         Offeror shall use its best efforts to not permit or suffer any lien to be put upon or arise or accrue against any part of the Property in favor of any parties furnishing labor or material to Offeror. Offeror shall hold TTSD and the Property free from and against any and all liens, or rights or claims thereof that may or might accrue under or be based upon any mechanic's lien law, now in force or hereafter to be enacted, resulting from Offeror's use and occupancy of the Property, and cause the same to be released, or remedied by bonding or other statutory procedure.

         Offeror covenants and agrees that Offeror does not and shall not claim at any time any interest or estate of any kind or nature whatsoever in the Property by virtue of this license or Offeror's occupancy or use pursuant to this Section 3(e).

         Waiver by TTSD of any breach of any term or provision of this
    Section 3(e) shall not be deemed a waiver of any subsequent breach of the same or any other term or provision hereof.

         Except for losses resulting from TTSD's willful acts, TTSD shall have no responsibility, liability or obligation with respect to any property of Offeror at or on the Property, it being acknowledged and understood by Offeror that the safety and security of any such property is the sole responsibility and risk of Offeror.

         Offeror agrees not to use nor permit use of the Property for the storage of ultra-hazardous materials.

         It is agreed by and between Offeror and TTSD that the license granted pursuant to this Section 3(e) is personal to Offeror and its agents and representatives and the privileges appurtenant thereto shall not inure to the successors and/or assigns of Offeror.

         4. CLOSING IN ESCROW; PRORATIONS. This transaction shall close in escrow at First American. TTSD and Offeror shall each pay half the escrow fee. Real property taxes (if any) and utility charges associated with the Property shall be prorated as of the Closing.

         5. POSSESSION. TTSD shall deliver possession of the Property to Offeror on the date of the Closing.

         6. PRELIMINARY ALTA LEASEHOLD TITLE REPORT; LEASEHOLD POLICY OF TITLE INSURANCE. Within 10 days after this agreement to lease is executed by both the undersigned, TTSD shall furnish Offeror with a preliminary ALTA leasehold title report (including all supporting documentation) showing the condition of title to the Property.

         Within 20 days after the Closing, TTSD shall furnish Offeror with an ALTA extended leasehold policy of title insurance in the sum of $6.6 million, insuring Offeror against loss or damage sustained by it by reason of liens or encumbrances on the Property, other than the exceptions set forth in attached Exhibit C and the usual printed exceptions contained in such policies. Offeror shall pay, at Closing, the difference in cost between a standard and extended leasehold title insurance policy.

         7. BROKER'S COMMISSION. TTSD is not represented by a real estate broker in this transaction. Offeror is represented by Cushman & Wakefield of Oregon, Inc., 200 S.W. Market, Portland, Oregon ("the Broker"), pursuant to a valid written fee agreement with Offeror providing for payment of a commission upon leasing the Property. TTSD agrees to pay the Broker a single leasehold brokerage fee not to exceed $165,000 for leasing the Property. The commission authorized by this section shall be paid to the Broker from the escrow in cash at the Closing. Except with regard to a claim by the Broker not exceeding the commission authorized by this Section 7, Offeror agrees to indemnify and hold TTSD harmless against all claims and demands of any broker who asserts that Offeror has retained the broker in connection with this transaction.

         8. CLOSING DATE. If there are no 30-day extensions pursuant to Sections 3(c) and (d) above, the Closing shall occur on September 19, 1997. If there is a single 30-day extension, the Closing shall occur on October 20, 1997. If there are two 30-day extensions, the Closing shall occur on November 21, 1997.

         9.        PAYMENT OF NONREFUNDABLE FEE TO TTSD.  Unless, by 2:00 p.m.
on August 29, 1997, Offeror has notified TTSD in writing that it has determined that it will not be able to develop the Property for the purposes that Offeror intends and therefore has terminated this agreement to lease, then by no later than 5:00 p.m. on August 29, 1997, Offeror shall pay directly to TTSD $150,000 cash (above and beyond the good-faith deposit described in Section 1 above and the extension fee(s) (if any) paid to TTSD pursuant to Sections 3(c) and (d) above). The $150,000 is a nonrefundable fee designed solely to compensate TTSD for keeping the Property off the leasehold market between the date of this agreement to lease and August 29, 1997. Offeror agrees that this is not a penalty, that this fee is fair and reasonable compensation for keeping the Property off the leasehold market during this period, and that the fee is nonrefundable. If the Closing occurs in accordance with Section 8 above, TTSD shall credit the $150,000 to Offeror as prepaid rent for the Property.

         10. PROPERTY LEASED AS IS; DEMOLITION AND DISPOSAL OBLIGATIONS. At the Closing, the Property shall be leased to Offeror IN ITS CURRENT AS IS CONDITION WITH ALL FAULTS and without express or implied warranties of any kind or nature, except as explicitly set forth in this agreement to lease.

         Offeror shall have exclusive responsibility for demolishing the improvements situated on the Property at its sole expense. This demolition work shall all be completed by

Offeror on or before March 28, 1998. Offeror shall properly dispose of construction and all other materials removed from the Property during demolition and development at Offeror's sole expense and in compliance with all applicable laws, statutes, regulations, and ordinances.

         Offeror is aware that the Property includes environmentally sensitive or hazardous materials. Examples of such materials are an underground storage tank, the contents of that tank, and the materials described in the 64-page document entitled "AHERA Reinspection Report," a copy of which was previously furnished to Offeror. Offeror shall lawfully remove and dispose of all environmentally sensitive and hazardous materials at its sole expense before undertaking any construction on the Property.

         11. PROPERTY INCLUDED. At any time prior to Closing, TTSD may choose, in its discretion, to remove any or all fixtures and personal property from the Property that were used to operate the Property as a public school. Those of the fixtures and personal property removed from the Property shall not be subject to the Lease and shall thenceforth remain TTSD's sole property. All personal property and fixtures situated on the Property on or after the Closing date may be used or disposed of by Offeror as it sees fit for its own purposes, and TTSD shall have no further interest in such personal property.

         12. TTSD'S REPRESENTATIONS. TTSD makes the following representations:

    To the actual knowledge of TTSD's current school board members and current superintendent and assistant superintendents:

                   (i) TTSD has received no notice of any liens to be assessed against the Property;

                   (ii) TTSD has received no notice from any governmental agency of any violation of law relating to the Property;

                   (iii) There is an underground storage tank on the Property and to the actual knowledge of the above-listed persons, TTSD is not aware of any leakage from that underground storage tank; and

                   (iv)  TTSD is not aware of any environmental
    contamination on or near the Property, except to the extent that the conditions described in the 64-page document entitled "AHERA
    Reinspection Report" could be construed as environmental contamination.

         13. LOT LINE ADJUSTMENT. After the Closing, provided that TTSD's sale to ODOT of the 1.52-acre parcel abutting the Property on the south side has not been completed, Offeror may request TTSD to cooperate with a lot line adjustment so that all the Property is in a single tax lot. If the lot line adjustment is requested by Offeror in accordance with this

Section 13, the parties shall cause that adjustment to be completed by April 30, 1998, and each party shall pay half the reasonable costs associated with completing the lot line adjustment.

         14. BINDING EFFECT; ASSIGNMENT RESTRICTED. This agreement to lease is binding upon and shall inure to the benefit of the parties and their respective successors, legal representatives, and assigns. Offeror shall neither assign its rights nor delegate its duties under this agreement to lease without TTSD's prior written consent. In the event that TTSD, in its sole discretion, approves an assignment of rights or delegation of duties, Offeror shall thenceforth remain responsible for all of its duties and obligations under this agreement to lease.

         Notwithstanding anything in this Section 14 to the contrary, Offeror's rights and duties may be assigned and delegated in any transaction involving the merger of Offeror into, or the acquisition of all or substantially all of Offerer's assets by, another entity, without the necessity of obtaining TTSD's consent, provided that contemporaneously with the merger or acquisition, the other entity agrees to attorn to TTSD respecting the timely performance of all of Offeror's duties and obligations under this agreement to lease.

         15. REMEDIES; CHOICE OF LAW; CHOICE OF FORUM. Time is of the essence of this agreement to lease. If this agreement to lease is breached, the party not in breach shall be entitled to all remedies available at law or in equity including, without limitation, specific performance, injunctive relief, and a judgment or judgments for money damages.

         The parties' duties and obligations under this agreement to lease shall survive the Closing.

         This agreement to lease shall be governed by the laws of the state of Oregon. The sole forum for the filing and prosecution of suits and actions pertaining to the Lease or to this agreement to lease shall be the Washington County (Oregon) Circuit Court.

         16. ATTORNEY FEES. In the event an action is instituted to interpret, declare or enforce any of the terms of this agreement to lease, the prevailing party shall recover from the losing party reasonable attorney fees incurred in the action as set by the trial court and, in the event of an appeal, as set by the appellate courts.


TIGARD-TUALATIN SCHOOL DISTRICT 23J         EAGLE HARDWARE & GARDEN, INC.


By /s/ Richard Carlson                      By /s/ John P. Foucrier
  ---------------------------------           ---------------------------------
  Chair of the School Board                   Executive Vice President


By /s/ Russell Joki                         By /s/ George Smith
  ---------------------------------           ---------------------------------
  Superintendent                              Vice President

                             EXHIBIT "A"

PARCEL I:

A parcel of land lying in the W.W. Graham Donation Land Claim No. 39, Township 2 South, Range 1 West of the Willamette Meridian, in the County of Washington and State of Oregon, and being all that portion of the property described in that certain Deed to Yoneive A. Paulsen, recorded in Book 551, page 351, Washington County Record of Deeds lying Northeasterly of the right of way of the relocated Beaverton-Tigard Highway and Westerly of Parcel No. II conveyed to the State of Oregon, by and through its State Highway Commission in that certain Deed recorded May 5, 1965 in Book 551, page 352, Deed Records of Washington County, Oregon.

PARCEL II:

Beginning at a point in the center line of County Road South 0 DEG. 35' West 429 feet from the Northeast corner of the W.W. Graham Donation Land Claim, Township 2 South, Range 1 West, Willamette Meridian, and running thence South
0 DEG. 35' West along the center line of said road 407.5 feet; thence South
89 DEG. 44' West 975.3 feet to an iron pipe on the Westerly line of that certain tract conveyed by Deed from John W. Keller, et al, to Elizabeth Keller and recorded in Book 116, page 469, Deed Records of Washington County, Oregon; thence North 0 DEG. 29'20" West along the Westerly line of said tract 480.95 feet to an iron pipe; thence South 85 DEG. 59'20" East 985.88 feet to the place of beginning, EXCEPTING HOWEVER, the portion thereof lying within the boundaries of roads and highway.

  Excepting and excluding from Parcel I and Parcel II the 1.517-acre parcel depicted in the attached sketch map dated April 1996 for project No. R 6108.

                                  [MAP]

                             30-YEAR GROUND LEASE
                                    BETWEEN
                     TIGARD-TUALATIN SCHOOL DISTRICT 23J
                                      AND
                        EAGLE HARDWARE & GARDEN, INC.









                               (10.5 ACRE PARCEL)
                                   FALL 1997



                                                                    Exhibit B

                                TABLE OF CONTENTS

Section 1.   Razing the School Improvements; the Project. . . . . . . . . .   1

Section 2.   Construction of the Project. . . . . . . . . . . . . . . . . .   2

Section 3.   Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

Section 4.   Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Section 5.   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

Section 6.   Taxes and Other Charges. . . . . . . . . . . . . . . . . . . .   5

Section 7.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Section 8.   Lessor's Right to Perform Lessee's Covenants . . . . . . . . .  10

Section 9.   Compliance with Legal Requirements . . . . . . . . . . . . . .  11

Section 10.  Repairs and Maintenance. . . . . . . . . . . . . . . . . . . .  12

Section 11.  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 12.  Alterations, Additions, and New Improvements . . . . . . . . .  13

Section 13.  Title to Improvements  . . . . . . . . . . . . . . . . . . . .  13

Section 14.  No Waste . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 15.  Inspection and Access  . . . . . . . . . . . . . . . . . . . .  13

Section 16.  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Section 17.  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . .  15

Section 18.  Assignment and Subletting  . . . . . . . . . . . . . . . . . .  17

Section 19.  Leasehold Mortgages  . . . . . . . . . . . . . . . . . . . . .  18

Section 20.  Default; Remedies. . . . . . . . . . . . . . . . . . . . . . .  22

Section 21.  No Abatement of Rent . . . . . . . . . . . . . . . . . . . . .  24

Section 22.  Transfer of Interest by Lessor . . . . . . . . . . . . . . . .  24

Section 23.  Supplemental Rent Increase for 30th Year of Lease  . . . . . .  24

Section 24.  Option to Purchase . . . . . . . . . . . . . . . . . . . . . .  25

Section 25.  Lessor's Right to Encumber . . . . . . . . . . . . . . . . . .  26

Section 26.  Nonmerger  . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 27.  Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . .  26

Section 28.  Surrender. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 29.  Invalidity of Particular Provisions  . . . . . . . . . . . . .  27

Section 30.  No Representations . . . . . . . . . . . . . . . . . . . . . .  27

Section 31.  Estoppel Certificate . . . . . . . . . . . . . . . . . . . . .  27

Section 32.  Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 33.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 34.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 35.  Costs and Attorney Fees  . . . . . . . . . . . . . . . . . . .  30

Section 36.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  31

Section 37.  Applicable Law; Choice of Forum  . . . . . . . . . . . . . . .  31

Section 38.  Interest on Rent Arrearages. . . . . . . . . . . . . . . . . .  31

Section 39.  Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Section 40.  Covenants to Bind and Benefit Parties  . . . . . . . . . . . .  31

Section 41.  Captions and Table of Contents . . . . . . . . . . . . . . . .  31

Section 42.  Definition of Lessor . . . . . . . . . . . . . . . . . . . . .  32

Section 43.  Recordation of Memorandum of Lease . . . . . . . . . . . . . .  32

Section 44.  Statutory Disclaimer . . . . . . . . . . . . . . . . . . . . .  32

Section 45.  Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Exhibit A    Description of the Premises . . . . . . . . . . . . . . . . .  34

Exhibit B    Encumbrances on the Premises as of the Effective Date of the
             Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Exhibit C    Agreement to Lease. . . . . . . . . . . . . . . . . . . . . .  36

                                 GROUND LEASE


Date:    Effective as of _________, 1997    [INSERT THE COMMENCEMENT DATE AT
                                            CLOSING]

Lessor:  Tigard-Tualatin School District 23J                         ("Lessor")

Lessee:  Eagle Hardware & Garden, Inc.                               ("Lessee")


         Lessor and Lessee agree as follows:

         Lessor leases to Lessee, and Lessee leases from Lessor, the real property (the "Premises") consisting of approximately 10.5 acres described in attached Exhibit A. The foregoing demise is subject, however, to the encumbrances described in attached Exhibit B.

         The terms and provisions of the Agreement to Lease attached as Exhibit C are incorporated into this Lease by this reference.

         The Premises are leased for a term (the "Term") of 30 years, commencing on ______________, 1997 [TO BE COMPLETED AT CLOSING; SEPTEMBER 19, 1997, IF THERE IS NO 30-DAY EXTENSION PURSUANT TO
SECTION 3(c) OF THE AGREEMENT TO LEASE; OCTOBER 20, 1997, IF THERE IS A SINGLE 30-DAY EXTENSION; NOVEMBER 21, 1997, IF THERE IS A SECOND 30-DAY EXTENSION], which is herein referred to as the Commencement Date.

I.A.1.  RAZING THE SCHOOL IMPROVEMENTS; THE PROJECT

         I.C.17.1       Lessee shall, at its sole expense, demolish the
improvements situated on the Premises ("the School Improvements") as of the Commencement Date. This demolition work shall be completed by Lessee on or before March 28, 1998. Lessee shall lawfully dispose of all materials removed from the School Improvements during demolition at its sole expense and in compliance with the Legal Requirements.

         Lessee is aware that the Premises include Hazardous Substances. Examples of such substances are an underground storage tank, the contents of that tank, and the materials described in the 64-page document entitled "AHERA Reinspection Report," a copy of which was previously furnished to Lessee. Lessee shall, at its sole cost, lawfully remove and dispose of Hazardous Substances before undertaking any construction on the Premises.

         I.A.1.2        Lessee intends to construct a new building(s) (the
"Building") and related improvements on, under, and over the Premises satisfactory to Lessor. The Building and all the related improvements are referred to in this Lease as the "Project." The Project and any future alterations, additions, replacements, or modifications to the Project during the Term of this Lease are referred to in this Lease as the "Improvements."

I.A.2.  CONSTRUCTION OF THE PROJECT

         Lessee shall construct the Project substantially in accordance with the plans and specifications previously approved by Lessor as provided in the Agreement to Lease. Lessee shall, subject to acts of God, strikes, or any other reason beyond the reasonable control of Lessee, diligently prosecute the work to completion by no later than eighteen months after the Commencement Date. The work shall be performed in accordance with the Legal Requirements and in a good and professional manner. For the purposes of this Lease, the term Legal Requirements includes all present and future laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments, departments, commissions, boards, and officers, foreseen or unforeseen, ordinary as well as extraordinary. Lessor shall have the right to inspect the work at reasonable intervals subject to the supervision of Lessee and in a manner that will minimize any interference with the work.

I.A.3.  RENT

         I.A.3.1        Lessee covenants and agrees that commencing on the
Commencement Date and extending throughout the Term, it shall pay to Lessor, promptly when due, without notice or demand and without deduction or setoff of any amount whatsoever, $45,500 per month as Minimum Rent for the Premises.
 All rent shall be paid in advance, on the first day of each month during the Term.

         I.A.3.2        Lessee paid Lessor $300,000 in accordance with
Section 1 of the Agreement to Lease and $150,000 in accordance with Section 9 of the Agreement to Lease [AND $40,000 IN ACCORDANCE WITH SECTION 3(c) OF THE AGREEMENT TO LEASE]. [BECAUSE THE CLOSING (SEE SECTIONS 4 AND 8 OF THE AGREEMENT TO LEASE) OCCURRED ON OR BEFORE THE DATE SPECIFIED IN SECTION 8 OF THE AGREEMENT TO LEASE, THE ENTIRE $450,000 [OR $490,000] IS APPLICABLE AS PREPAID RENT.] Thus, Lessee shall not be obligated to make a monthly rental payment until ________, 199__, [THE FIRST PARTIAL MONTH BEYOND THE LAST OF
THE MONTHS FOR WHICH ALL RENT IS PREPAID] when it shall pay a partial month's rent in the sum of $_________. In _________, 199__, [I.E., THE NEXT SUCCEEDING MONTH] Lessee shall begin making its regular monthly rent payments of $45,500 per month.

         I.A.3.3        All amounts payable under Section 3.1 above, as well as
all other amounts payable by Lessee to Lessor under the terms of this Lease, shall be paid at the office of Lessor set forth in Section 33, or at such other place within the continental limits of the United States as Lessor shall from time to time designate by notice to Lessee, in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

         I.A.3.4        It is intended that the Minimum Rent provided for in
this section shall be an absolutely net return to Lessor throughout the Term, free of any expense, charge, or other deduction whatsoever, including all claims, demands, or setoffs of any nature whatsoever.

         I.A.3.5        Lessee shall also pay without notice, except as may be
provided in this Lease, and without abatement, deduction, or setoff, as additional rent, all sums, impositions, costs, and other payments which Lessee in any of the provisions of this Lease assumes or agrees to pay, and in the event of any nonpayment, Lessor shall have (in addition to all other rights and remedies) all the rights and remedies provided for in this Lease or by law in the case of nonpayment of the Minimum Rent.

         I.A.3.6        The Minimum Rent provided in Section 3.1 above shall be
increased by 13 percent on each of the five-, ten-, 15-, 20-, and 25-year anniversary dates of the Commencement Date and shall remain at that level until the next subsequent upward adjustment. (More specifically, relative to the Minimum Rent on the Commencement Date, the Minimum Rent shall increase by
13 percent on the five-year anniversary date of the Commencement Date, by
26 percent on the ten-year anniversary date, by 39 percent on the 15-year anniversary date, by 52 percent on the 20-year anniversary date, and by
65 percent on the 25-year anniversary date.)   Under no circumstances, however,
shall the percentage increases in Minimum Rent be allowed to exceed 100 percent of the cost increases as measured by the United States Bureau of Labor Statistics' index entitled All Urban Consumers (CPI-U) (Portland) (1982-84 =
100) or the nearest comparable data on changes in the cost of living if such index is no longer published. The change in the cost of living shall be determined by comparison of the figure for June 1997 with that of June of the year in which the adjustment in rent is to be made. Minimum Rent shall not be reduced below that payable during the immediately preceding five-year period.

I.A.4.  USE

         I.A.4.1        Subject to the limitations set forth in this Section 4
and in the balance of this Lease, Lessee may use the Premises and the Improvements for any lawful purpose.

         I.A.4.2        Lessee shall not use or occupy, or permit or suffer all
or any part of the Premises or the Improvements to be used or occupied (1) for any unlawful or illegal business, use, or purpose; (2) in any such manner to constitute a nuisance of any kind; (3) as or for (a) a bar, pub, nightclub, music hall, or disco in which less than 60 percent of its space or revenue is devoted to and derived from food service; (b) a flea market; (c) a massage parlor; (d) a facility for the sale of paraphernalia for use with illicit drugs;
(e) a facility for the sale or display of pornographic material (as determined by community standards for the area in which the Property is located); (f) an off-track betting parlor; (g) a carnival, amusement park, or circus; (h) a facility for any use which is illegal or dangerous or is inconsistent with an integrated, community-oriented retail and commercial shopping center; or (i) a facility for the sale or rental of used goods (including thrift shops, secondhand, or consignment stores); or (4) for any purpose or in any way in violation of the certificate of occupancy, or any Legal Requirements, including but not limited to Legal Requirements respecting Hazardous
Substances. The term Hazardous Substance means any hazardous, toxic, or dangerous substance, waste, or material that is the subject of environmental protection Legal Requirements, including but not limited to the items listed in the United States Department of Transportation Hazardous Materials Table
(49 CFR Section 172.101) or designated as hazardous substances by the United States Environmental Protection Agency (40 CFR pt 302). Lessee acknowledges that the term Legal Requirements includes, but is not limited to, all environmental protection laws such as the Comprehensive Environmental
Response, Compensation and Liability Act (42 USC Sections  9601-9675), the
Water Pollution Prevention and Control Act (33 USC Sections 1251-1376), and the Air Pollution and Control Act (42 USC Sections 7401-7671q). Any dispute between Lessor and Lessee arising under the provisions of clause (4) of this
Section 4.2 shall be submitted to arbitration as provided in Section 34 below.

         I.A.4.3        Lessee shall observe and comply with all conditions and
requirements necessary to preserve and extend any and all rights, licenses, permits (including but not limited to zoning variances, special exceptions, and nonconforming uses), privileges, franchises, and concessions that now apply to the Premises or that have been granted to or contracted for by Lessor or Lessee in connection with any existing or presently contemplated use of the Premises or the Improvements.

         I.A.4.4        Lessee shall not suffer or permit the Premises or the
Improvements or any portion to be used by the public, as such, without restriction or in such manner as might reasonably tend to impair Lessor's title to the Premises or Improvements or any portion, or in such manner as might reasonably make possible a claim or claims of adverse usage, adverse possession, or prescription by the public, as such, or of implied dedication, of the Premises or Improvements or any portion. Lessee acknowledges that Lessor does not consent, expressly or by implication, to the unrestricted use or possession of the whole or any portion of the Premises or Improvements by the public, as such.

         I.A.4.5        Lessor and Lessee agree that if and when any
governmental or any other public authority requires the execution and delivery of any instrument to evidence or consummate the dedication of any street adjoining the Premises and/or if and when any governmental or any other public authority or any public utility company requires the execution and delivery of any rights of way, easements, and grants in, over, and along any such streets or in, over, under, or through the Premises (except any that may run under the Improvements) for the purpose of providing water, gas, steam, electricity, telephone, storm and sanitary sewer, or any other necessary or desirable service or facility for the benefit of the Premises or the Improvements, then both parties, without cost to either party, will execute, acknowledge, and deliver any such instrument or document as may be required.

I.A.5.  LIENS

         I.A.5.1        Lessee shall have no power to do any act or to make any
contract that may create or be the foundation for any lien, mortgage, or other encumbrance on the reversion or other estate of Lessor or on any interest of Lessor in the Premises.

         I.A.5.2        Lessee shall not suffer or permit any liens to attach
to the interest of Lessee in all or any part the Premises by reason of any work, labor, services, or materials done for, or supplied to, or claimed to have been done for or supplied to, Lessee or anyone occupying or holding an interest in all or any part of the Improvements on the Premises through or under Lessee. If any such lien shall at any time be filed against the Premises, Lessee shall cause the same to be paid or bonded against within 45 days after the date on which the lien is filed. Lessee reserves the right to contest any such liens.

         I.A.5.3        Nothing in this Lease shall be deemed to be, or be
construed in any way as constituting, the consent or request of Lessor, express or implied, by inference or otherwise, to any person, firm, or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration, or repair of or to the Premises or to the Improvements, or as giving Lessee any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that might in any way give rise to the right to file any lien against Lessor's interest in the Premises or against Lessor's interest, if any, in the Improvements. Lessee is not an agent of Lessor for the construction of Improvements on the Premises. Lessor shall have the right to post and keep posted at all reasonable times on the Premises and on the Improvements any notices that Lessor shall be required to post for the protection of Lessor and of the Premises and of the Improvements from any such lien. The foregoing shall not be construed to diminish or vitiate any rights of Lessee in this Lease to construct, alter, or add to the Improvements.

I.A.6.  TAXES AND OTHER CHARGES

         I.A.6.1        Lessee shall pay and discharge, or cause to be paid and
discharged, at its sole cost and expense, before any fine, penalty, interest, or cost may be added for nonpayment, all real estate taxes, personal property taxes, privilege taxes, excise taxes, business and occupation taxes, gross sales charges, assessments (including, but not limited to, assessments for public improvements or benefits), and all other governmental impositions and charges of every kind and nature whatsoever, whether or not now customary or within the contemplation of the parties and regardless of whether the same shall be extraordinary or ordinary, general, or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing which, at any time during the Term, shall be or become due and payable and which:

         I.A.6.1.1      Shall be levied, assessed, or imposed against the
    Premises or the Improvements or any interest of Lessor or Lessee under this Lease; or

         I.A.6.1.2      Shall be or become liens against the Premises or the
    Improvements or any interest of Lessor or Lessee under this Lease; or

         I.A.6.1.3      Shall be levied, assessed, or imposed on or against
    Lessor by reason of any actual or asserted engagement by Lessor or Lessee, directly or indirectly, in any business, occupation, or other activity in connection with the Premises or the Improvements; or

         I.A.6.1.4      Shall be levied, assessed, or imposed on or in
    connection with the ownership, leasing, operation, management, maintenance, repair, rebuilding, use, or occupancy of the Premises or the Improvements;

under or by virtue of any present or future Legal Requirement, it being the intention of the parties that, insofar as the same may lawfully be done, Lessor shall be free from all such expenses and all such real estate taxes, personal property taxes, privilege taxes, excise taxes, business and occupation taxes, gross sales taxes, occupational license taxes, water charges, sewer charges, assessments, and all other governmental impositions and charges of every kind and nature whatsoever (all of such taxes, water charges, sewer charges, assessments, and other governmental impositions and charges that Lessee is obligated to pay being collectively called "Tax" or "Taxes").

         I.A.6.2        Nothing contained in this Lease requires Lessee to pay
any franchise, estate, inheritance, succession, capital levy, or transfer tax of Lessor, or any income, excess profits, or revenue tax, or any other tax, assessment, charge, or levy on the Rent payable by Lessee under this Lease; provided, however, that if at any time during the Term the methods of taxation prevailing at the commencement of the Term are altered so that in lieu of any Tax under this section there is levied, assessed, or imposed (1) a tax, assessment, levy, imposition, or charge, wholly or partially as a capital license fee measured by the Rent payable by Lessee under this Lease, then all such taxes, assessments, levies, impositions, or charges or the part so measured or based, shall be deemed to be included within the term Tax for the purposes of this Lease, to the extent that such Tax would be payable if the Premises were the only property of Lessor subject to such Tax, and Lessee shall pay and discharge the same as provided in respect to the payment of Taxes.

         I.A.6.3        If by law any Tax is payable, or may at the option of
the taxpayer be paid, in installments, Lessee may, whether or not interest shall accrue on the unpaid balance, pay the same, and any accrued interest on any unpaid balance, in installments as each installment becomes due and payable, but in any event before any fine, penalty, interest, or cost may be added for nonpayment of any installment or interest.

         I.A.6.4        Any Tax relating to a fiscal period of the taxing
authority, a part of which is within the Term and a part of which is before or after the Term, whether or not such Tax shall be assessed, levied, imposed, or become a lien on the Premises or the Improvements, or shall become payable, during the Term, shall be apportioned and adjusted between Lessor and Lessee so that Lessee shall pay only the portions that correspond with the portion of such fiscal periods included within the Term. With respect to any Tax for public improvements or benefits that by law is payable, or at the option of the taxpayer may be paid, in installments, Lessor shall pay the installments that become due and payable after the Term expires, and Lessee shall pay all such installments which become due and payable at any time during the Term.

         I.A.6.5        Lessee covenants to furnish to Lessor, within 30 days
after the last date when any Tax must be paid by Lessee as provided in this section, official receipts, if such receipts are then available to Lessee, of the appropriate taxing authority, or other proof satisfactory to Lessor, evidencing payment.

         I.A.6.6        Lessee shall have the right at Lessee's expense to
contest or review the amount or validity of any Tax or to seek a reduction in the assessed valuation on which any Tax is based, by appropriate legal proceedings. Lessee may defer payment of such contested Tax on condition, however, that if such contested Tax is not paid beforehand and if such legal proceedings shall not operate to prevent the enforcement of the collection of the Tax so contested and shall not prevent the sale of the Premises or the Improvements to satisfy the same, then before instituting any such proceedings Lessee shall furnish to Lessor and to any Permitted Leasehold Mortgagee (as defined below), if so required by the terms of its mortgage, a surety company bond, cash deposit, or other security reasonably satisfactory to Lessor and any such Permitted Leasehold Mortgagee, as security for the payment of such Tax, in an amount sufficient to pay such Tax, together with all interest and penalties in connection with such Tax and all charges that might be assessed against the Premises or the Improvements in the legal proceedings. Upon termination of such legal proceedings or at any time when Lessor or any such Permitted Leasehold Mortgagee shall determine the security to be insufficient for the purpose, Lessee shall forthwith, on demand, deliver to Lessor or such Permitted Leasehold Mortgagee additional security as is sufficient and necessary for the purpose, and on failure of Lessee so to do, the security originally deposited shall be applied to the payment, removal, and discharge of the Tax and the interest and penalties in connection with the Tax and the charges and costs accruing in such legal proceedings and the balance, if any, shall be paid to Lessee provided that there is then no uncured default under this Lease. In the event that such security shall be insufficient for this purpose, Lessee shall forthwith pay over to Lessor an amount sufficient, together with the security originally deposited, to pay the same. Lessee shall not be entitled to interest on any money deposited pursuant to this section.

         I.A.6.7        Any contest as to the validity or amount of any Tax, or
assessed valuation on which such Tax was computed or based, whether before or after payment, may be made by Lessee in the name of Lessor or of Lessee, or both, as Lessee shall determine, and Lessor agrees that it will, at Lessee's expense, cooperate with Lessee in any such contest to such extent as Lessee may reasonably request, it being understood, however, that Lessor shall not be subject to any liability for the payment of any costs or expenses in connection with any proceeding brought by Lessee, and Lessee covenants to indemnify and save Lessor harmless from any such costs or expenses. Lessee shall be entitled to any refund of any such Tax and penalties or interest that have been paid by Lessee or by Lessor and reimbursed to Lessor by Lessee.

         I.A.6.8        The parties shall use reasonable efforts to see that
all communications from the governmental authorities respecting Taxes are sent directly by such authorities to Lessor. Lessor shall forward any and all such communications to Lessee within four business days of Lessor's receipt. The certificate, advice, receipt, or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Tax or nonpayment of such Tax shall be prima facie evidence that such Tax is due and unpaid or has been paid at the time of the making or issuance of such certificate, advice, receipt, or bill.

I.A.7.  INSURANCE

         I.A.7.1        Throughout the Term of this Lease, Lessee, at its sole
cost and expense, shall maintain, for the mutual benefit of Lessee and Lessor, property insurance covering loss or damage by fire and other risks as may be embraced within all-risk insurance insuring the full replacement cost (excluding foundation and excavation cost) of the Improvements. If all-risk insurance becomes unavailable, then Lessee shall insure the Improvements with such coverage as is customary from time to time for comparable first-class buildings in the Portland metropolitan area. The amount of such insurance policy shall be increased from time to time as the full replacement cost of the Improvements increases. Any dispute regarding insurance matters shall be arbitrated by the parties in accordance with Section 34 below.

         In the event of any casualty damage to the Improvements, Lessor may make proof of loss if Lessee fails to do so within 15 days of the casualty and after 10 days' written notice from Lessor of its intent to do so.

         If the insurance proceeds (the "Proceeds") of any insurance on the Improvements equal more than 20 percent of the replacement cost of the Improvements, then all Proceeds shall be paid to a bank trust department (the "Trustee") as trustee for the parties. The Trustee shall be selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld. If the Proceeds are less than such amount, then the Proceeds shall be delivered to Lessee.

         Unless the casualty occurs on or after the 27th anniversary of the Commencement Date, Lessee shall promptly repair or replace the damaged and destroyed Improvements in substantially the form as existed on the date of the casualty or in a manner reasonably satisfactory to Lessor with any alterations that would have been allowed under

Section 12 below. The Trustee shall pay or reimburse Lessee from the Proceeds for the cost of repair, restoration, or replacement on satisfactory proof of expenditure by Lessee, satisfactory evidence of sufficient progress on the work, and satisfactory evidence of sufficient funds available to complete restoration.

         The Trustee shall not be liable to the parties except in the event of gross negligence or fraud. The Trustee shall be entitled to deduct a customary and reasonable charge for its services.

         Any proceeds not used for the repair, restoration, or replacement of the Improvements shall be remitted to Lessee.

         If the Proceeds of any insurance on the Improvements equal more than 20 percent of the replacement cost of the Improvements; the damage occurs within three years of the expiration of the Term; and, within 15 days of the casualty, Lessee serves on Lessor a written irrevocable notification of the exercise of the option to purchase pursuant to Section 24 below, Lessee shall have the right (but not the obligation): (a) to join with Lessor in directing the Trustee to set aside a sum equal to the rent that will accrue under this Lease between the date of the casualty and the expiration of the Term, which sum shall thereafter be Lessor's exclusive property and shall be paid to Lessor by the Trustee as the rent becomes due, and (b) if the Trustee's rent set-aside takes place in accordance with clause (a) above, to be paid all the Proceeds, if any, in excess of the amount set aside by the Trustee to pay the accruing rent.

         If the Proceeds of any insurance on the Improvements equal more than 20 percent of the replacement cost of the Improvements, the casualty occurs within three years of the expiration of the Term, and Lessee does NOT, within 15 days of the casualty, either

    (a) serve upon Lessor, Lessee's written commitment to promptly commence reconstruction of the Improvements and to thereafter prosecute diligently such reconstruction to completion, or (b) serve a written irrevocable notice on Lessor of the exercise of the option to purchase pursuant to Section 24 below, then Lessor shall have the right (but not the obligation) to promptly terminate this Lease and retain all the Proceeds. In the event Lessor terminates the Lease under these last-mentioned circumstances, Lessee's option to purchase pursuant to Section 24 below shall immediately be terminated. Any dispute regarding the distribution of Proceeds shall be arbitrated in accordance with
Section 34 below.

         I.A.7.2        Lessee, at its expense, shall maintain at all times
during the Term of this Lease comprehensive general liability insurance in respect of the Premises and the conduct or operation of its business, with Lessor as additional insured, with $5.0 million minimum combined single-limit coverage, or its equivalent. Such policies shall contain such endorsements as are reasonably requested by Lessor and the exclusions shall be limited to those approved by Lessor, such approval not to be unreasonably withheld. Lessee shall deliver to Lessor and any additional named insured such fully paid-for policies or certificates of insurance, in a form satisfactory to Lessor, issued by the insurance company or its authorized agent, at least two days before the Commencement Date. Lessee shall procure and pay for renewals of such insurance from time to time before the expiration, and Lessee shall deliver to Lessor and any additional named insured such renewal policy or certificate at least 30 days before the expiration of any existing policy.
All insurance policies (or the certificates thereof) shall contain provisions whereby (1) losses shall be payable despite the negligence of any person having an insurable interest in the Improvements; (2) the proceeds will be paid in accordance with the terms of this Lease; and (3) the policies cannot be canceled or modified unless Lessor and any additional named insured are given at least 30 days' prior written notice of such cancellation or modification.

         I.A.7.3        All insurance policies shall be written as primary
policies and shall not be contributing with or be in excess of the coverage that either Lessor or Lessee may carry. All such insurance policies shall be issued in the name of Lessee, with Lessor being included in the insurance policy definition of who is an additional insured, and shall be primary to any insurance available to Lessor.

         I.A.7.4        All policies of insurance shall be issued by good,
responsible companies having a Best's rating of at least B + VIII (or substantially equivalent rating if a Best's rating is no longer published). The policies must be acceptable to Lessor (with acceptance not to be unreasonably withheld), and must be issued by companies qualified to do business in the state of Oregon. Executed copies of such policies of insurance (or the certificates thereof) shall be delivered to Lessor within 30 days after the Building is completed and thereafter no less than 30 days before the expiration of the term of each such policy. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Lessee in like manner and to like extent. All policies of insurance (or the certificates evidencing the policies) must contain a provision that the company writing the policy will give Lessor 30 days' written notice in advance of any cancellation, substantial change of coverage, or the effective date of any reduction in amount of insurance.

         I.A.7.5        The obligations of Lessee to carry the insurance
provided for may be brought within the coverage of a so-called blanket policy or policies of insurance; provided, however:

         I.A.7.5.1      That the coverage afforded will not be reduced or
    diminished by reason of the use of such blanket policy of insurance;

         I.A.7.5.2      That the requirements set forth are otherwise
    satisfied; and

         I.A.7.5.3      That, as to all insurance, Lessor shall be named as
    an additional insured.

         I.A.7.6        Lessor may from time to time, but not more frequently
than once every three years, require that the amount of general liability insurance to be maintained by Lessee under Section 7.2 be increased so that the amount adequately protects Lessor's interest based on amounts of coverage required of comparable tenants in comparable buildings.

I.A.8.  LESSOR'S RIGHT TO PERFORM LESSEE'S COVENANTS

         I.A.8.1        If Lessee at any time fails to pay any Tax in
accordance with the provisions of this Lease or fails to make any other payment or perform any other act on its part to be made or performed, then Lessor, after 10 days' notice to Lessee (or without notice in case of an emergency) and without waiving or releasing Lessee from any obligation of Lessee contained in this Lease or from any default by Lessee and without waiving Lessor's right to take such action as may be permissible under this Lease as a result of such default, may (but shall be under no obligation to):

         I.A.8.1.1      Pay any Tax payable by Lessee pursuant to the
    provisions of this Lease; or

         I.A.8.1.2.     Make any other payment or perform any other act on
    Lessee's part to be made or performed as provided in this Lease, and may enter the Premises and the Improvements for any such purpose, and take all such action, as may be necessary.

         I.A.8.2        All sums so paid by Lessor and all costs and expenses
incurred by Lessor, including reasonable attorney fees, in connection with the performance of any such act, together with, if Lessee does not pay the same within the 10-day period after notice from Lessor, interest from the date of such payment or incurrence by Lessor of such cost and expense until paid, at the lesser of 18 percent per annum or the maximum interest rate permitted by law, shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand.

I.A.9.  COMPLIANCE WITH LEGAL REQUIREMENTS

         I.A.9.1        Throughout the Term, Lessee shall promptly comply with
all Legal Requirements that may apply to the Premises or to the use or manner of uses of the Premises or the Improvements or the owners or users of the Improvements, whether or not the Legal Requirements affect the interior or exterior of the Improvements, necessitate structural changes or improvements, or interfere with the use and enjoyment of the Premises or the Improvements, and whether or not compliance with the Legal Requirements is required by reason of any condition, event, or circumstance existing before or after the Term commences. Lessee shall pay all costs of compliance with Legal Requirements, but Lessee shall have the right to cease occupation or use of all or any part of the Premises or the Improvements in lieu of compliance with any Legal Requirement that may require expenditures on behalf of Lessee for continued use or occupation of the Premises.

         I.A.9.2        Lessee shall have the right, after prior written notice
to Lessor, to contest by appropriate legal proceedings, diligently conducted in good faith, in the name of Lessee or Lessor or both, without cost or expense to Lessor, the validity or application of any Legal Requirement subject to the following:

         I.A.9.2.1      If, by the terms of any Legal Requirement, compliance
    may legally be delayed pending the prosecution of any such proceeding without the incurrence of any lien, charge, or liability of any kind against all or any part of the Premises or the Improvements and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure to comply, Lessee may delay compliance until the final determination of such proceeding; or

         I.A.9.2.2      If any lien, charge, or civil liability would be
    incurred by reason of any such delay, Lessee nevertheless may contest the matter and delay compliance, provided that such delay would not subject Lessor to criminal liability or fine, and Lessee

              I.A.9.2.2.1     Furnishes to Lessor security, reasonably
         satisfactory to Lessor, against any loss or injury by reason of such contest or delay, and

              I.A.9.2.2.2     Prosecutes the contest with due diligence.

         I.A.9.3        Lessor shall execute and deliver any appropriate
papers that may be necessary or proper to permit Lessee to contest the validity or application of any Legal Requirement, provided all the requirements of this section have been satisfied by Lessee and Lessor will incur no cost.

I.A.10.  REPAIRS AND MAINTENANCE

         I.A.10.1       Subject to Lessee's right to make alterations in
accordance with Section 12 below, Lessee shall, at its sole expense, maintain, repair, and replace the Premises and the Improvements as necessary to keep them in good order, condition, and repair throughout the entire Term. Lessee's obligations shall extend to both structural and nonstructural items and to all maintenance, repair, and replacement work, including but not limited to unforeseen and extraordinary items. Lessee shall be responsible for all aspects of maintaining the parking area, including but not limited to security patrols, landscaping, cleaning, snow and ice removal, and lighting.

         I.A.10.2       Lessor shall not be required to furnish to Lessee any
facilities or services of any kind whatsoever during the Term, such as, but not limited to, water, steam heat, gas, hot water, electricity, light, and power. Lessor shall in no event be required to make any alterations, rebuildings, replacements, changes, additions, improvements, maintenance, or repairs during the Term.

         I.A.10.3       Lessor assigns to Lessee, without recourse, such rights,
if any, as Lessor may have against any parties causing damage to the Improvements on the Premises to sue for and recover amounts expended by Lessee as a result of such damage.

I.A.11.  UTILITIES

         Throughout the Term, Lessee shall furnish to the Premises water, electricity, gas, garbage, and sewer service suitable for the intended use of the Premises. Lessee shall pay for all electricity, potable water, gas, sewer, garbage collection, and other services and utilities consumed in the Premises.

I.A.12.  ALTERATIONS, ADDITIONS, AND NEW IMPROVEMENTS

         The term Modifications means any demolition, improvement, alteration, change, or addition, of, in, or to all or any part of the Premises or the Improvements. The term Minor Modifications shall mean any Modifications costing less than $500,000 and the term Major Modifications shall mean any and all Modifications other than Minor Modifications. Multiple Modifications occurring within a period of 365 days shall be deemed a single Modification for the purposes of applying the provisions contained in this section. At any time during the Term and at Lessee's own cost and expense, Lessee may make or permit to be made any Minor Modifications, provided there is no existing and unremedied default on the part of Lessee, of which Lessee has received notice of default, under any of the terms, covenants, and conditions of this Lease. Lessee may make any Major Modification provided that (a) the same does not diminish the value of the Premises and the Improvements, taken as a whole, (b) such modification shall be of a design consistent with, and shall incorporate building materials consistent with, high quality commercial development in Portland, Oregon, area, and (c) Lessee provides Lessor with evidence reasonably satisfactory to Lessor that the requirements set forth in (b) and (c) of this
Section 12 will be met before commencing any Major Modification. All salvage material in connection with any Modification that Lessee is permitted to make shall belong to Lessee.

I.A.13.  TITLE TO IMPROVEMENTS

         Title to Improvements shall be and remain in Lessee until the expiration of the Term, unless this Lease is terminated sooner as provided.
Upon such expiration or sooner termination (unless Lessee exercises the option to purchase pursuant to Section 24 below and timely closes on that transaction), title to the Improvements shall automatically pass to, vest in, and belong to Lessor without further action on the part of either party and without cost or charge to Lessor. During the Term, Lessee shall be entitled for all taxation purposes to claim cost recovery deductions and the like on the Improvements.

I.A.14.  NO WASTE

         Lessee shall not do or suffer any waste or damage, disfigurement, or injury to the Premises or the Improvements.

I.A.15.  INSPECTION AND ACCESS

         I.A.15.1       Lessee shall permit Lessor and its authorized
representatives to enter the Premises and the Improvements at all reasonable times during usual business hours for the purposes of inspecting the same and making any repairs or performing any work that Lessor is entitled to make or perform pursuant to Section 8 above. Nothing in this Lease shall imply any duty or obligation on the part of Lessor to do any such work or to make any Improvements of any kind whatsoever to the Premises (including, but not limited to, repairs and other restoration work made necessary due to any fire, other casualty, or partial condemnation, irrespective of the sufficiency or availability of any fire or other insurance proceeds, or any award in condemnation, which may be payable). The performance of any work by Lessor shall not constitute a waiver of Lessee's default in failing to perform the same.

         I.A.15.2       During the progress of any work on the Premises or the
Improvements performed by Lessor pursuant to the provisions in this section, Lessor may keep and store on the Premises all necessary materials, tools, supplies, and equipment. Lessor shall not be liable for inconvenience, annoyance, disturbance, loss of business, or other damage of Lessee or any user by reason of making such repairs or performing any such work, or on account of bringing materials, tools, supplies, and equipment onto the Premises or into the Improvements during the course of the work and the obligations of Lessee under this Lease shall not be affected by the work.

         I.A.15.3       Lessor shall have the right to enter on the Premises
and the Improvements at all reasonable times during usual business hours for the purpose of showing the same to prospective purchasers of Lessor's interest and, at any time within two years before the Term expires, for the purpose of showing the same to prospective Lessees.

         I.A.15.4       Except in the event of emergency repairs, all entry to
the Premises by Lessor shall require at least 24 hours' advance notice to Lessee. In the event of any emergency repairs, Lessor shall use reasonable efforts to give Lessee the earliest possible notice of the same.

I.A.16.  INDEMNITY

         I.A.16.1       Lessee is and shall be in exclusive control of the
Premises and of the Improvements, and Lessor shall not in any event whatsoever (except to the extent of its own negligence or willful tortious acts) be liable for any injury or damage to any property or to any person happening on, in, or about the Premises or the Improvements or any injury or damage to the Premises or the Improvements or to any property, whether belonging to Lessee or to any other person, caused by any fire, breakage, leakage, defect, or bad condition in any part or portion of the Premises or of the Improvements, or from steam, gas, electricity, water, rain, or snow that may leak into, issue, or flow from any part of the Premises or the Improvements from the drains, pipes, or plumbing work of the same, or from the street, subsurface, or any place or quarter, or due to the use, misuse, or abuse of all or any of the Improvements or from any kind of injury that may arise from any other cause whatsoever on the Premises or in or on the Improvements, including defects in construction of the Improvements, latent or otherwise.

         I.A.16.2       Lessee shall indemnify and hold Lessor harmless against
and from all liabilities, obligations, damages, penalties, claims, costs, charges, and expenses, including reasonable architect and attorney fees, that may be imposed on or incurred by or asserted against Lessor by reason of any of the following occurrences during the Term:

         I.A.16.2.1     Any work or thing done in, on, or about all or any
    part of the Premises or the Improvements by Lessee or any party other than Lessor;

         I.A.16.2.2     Any use, nonuse, possession, occupation, condition,
    operation, maintenance, or management of all or any part of the Premises or the Improvements or any adjacent alley, sidewalk, curb, vault, passageway, or space;

         I.A.16.2.3     Any negligence on the part of Lessee or any of its
    agents, contractors, servants, employees, sublessees, licensees, or invitees;

         I.A.16.2.4     Any accident, injury, or damage to any person or
    property occurring in, on, or about the Premises or the Improvements; or

         I.A.16.2.5     Any failure on the part of Lessee to perform or
    comply with any of the covenants, agreements, terms, provisions, conditions, or limitations contained in this Lease on its part to be performed or complied with.

         I.A.16.3       In case any action or proceeding is brought against
Lessor by reason of any such claim, Lessee upon written notice from Lessor shall, at Lessee's expense, resist or defend such action or proceeding by counsel approved by Lessor in writing, which approval shall not be unreasonably withheld. Lessee's obligations under this Section 16 in no event shall be greater than the scope of the standard industry form of contractual liability insurance coverage that Lessee is required to carry under this Lease.

I.A.17.  CONDEMNATION

         I.A.17.1       If all the Premises and the Improvements are taken or
condemned, by right of eminent domain or by purchase under threat of condemnation, or if such portion of the Premises or the Improvements shall be so taken or condemned that the portion remaining is not sufficient and suitable (in Lessee's reasonable judgment) to permit the restoration of the Improvements following such taking or condemnation, then this Lease and the Term, at Lessee's option, shall cease and terminate as of the date on which the condemning authority takes possession (any taking or condemnation of the land described in this Section being called a "Total Taking"), and the Rent shall be apportioned and paid to the date of such total taking.

         I.A.17.2       If this Lease expires and terminates as a result of a
Total Taking, the rights and interests of the parties shall be determined as follows:

         I.A.17.2.1     The total award or awards for the Total Taking shall
    be apportioned and paid in the following order of priority:

              I.A.17.2.1.1    Lessor shall have the right to and shall be
         entitled to receive directly from the condemning authority, in its entirety and not subject to any trust, that portion of the award, which is defined and referred to as the "Land Award," and Lessee shall not be entitled to receive any part of the Land Award. The term Land Award shall mean that portion of the award in condemnation that represents the fair market value of the Premises (or as used in Section 17.3.1 below that portion of the Premises taken), considered as vacant, unimproved but encumbered by this Lease, the consequential damage to any part of the Premises that may not be taken, the diminution of the assemblage or plottage value of the Premises not so taken and all other elements and factors of damage to the Premises; but in all events such damage or valuation shall take into consideration that the Premises are encumbered by this Lease;

              I.A.17.2.1.2    Lessee shall have the right to and shall be
         entitled to receive directly from the condemning authority that portion of the award referred to as the "Leasehold Award." The term Leasehold Award shall mean that portion of the award in condemnation proceedings that represents the fair market value of Lessee's interest in the Improvements and the fair market value of Lessee's leasehold estate as so taken and, provided this Lease is not terminated as a result of such condemnation or taking, the consequential damages to any part of the Improvements.

              I.A.17.2.1.3    It is the intent of the parties that the Land
         Award and Leasehold Award will equal the total amount of the awards respecting a total taking.

         I.A.17.2.2     If the court or such other lawful authority as may
    be authorized to fix and determine the awards fails to fix and determine, separately and apart, the Land Award and the Leasehold Award, such awards shall be determined and fixed by written agreement mutually entered into by Lessor and Lessee, and if an agreement is not reached within 20 days after the judgment is entered in the condemnation proceedings, the controversy shall be resolved in the same court as the condemnation action is brought, in such proceedings as may be appropriate for adjudicating the controversy; and

         I.A.17.2.3     If the condemning authority refuses or otherwise
    fails to deduct from the Leasehold Award any rent or other money due from Lessee to Lessor and to pay same directly to Lessor, then Lessee shall execute and deliver to Lessor a written and acknowledged assignment of such amount payable out of such Leasehold Award, and if, nevertheless, the full amount of the Leasehold Award is paid to Lessee, Lessee shall hold in trust for Lessor and pay over to Lessor forthwith on the receipt of the award the amount or amounts so due.

         I.A.17.3       If, during the Term, there is a taking or condemnation
of the Premises or the Improvements that is not a total taking and not a temporary taking of the kind described below, or in the event of the change in the grade of the streets or avenues on which the Premises abuts, this Lease and the Term shall not cease or terminate but shall remain in full force and effect with respect to the portion of the Premises and of the Improvements not taken or condemned (any taking or condemnation or change of grade of the kind described in this Section being referred to as a "Partial Taking"), and in such event:

         I.A.17.3.1     The total award or awards for the taking shall be
    apportioned and paid in the following order of priority:

              I.A.17.3.1.1    Lessor shall have the right to and shall be
         entitled to receive directly from the condemning authority, in its entirety and not subject to any trust, that portion of the award that equals the Land Award, and Lessee shall not be entitled to receive any part of that award; and

              I.A.17.3.1.2    Lessee shall have the right to and shall be
         entitled to receive directly from the condemning authority the balance of the award, to be applied by Lessee as it shall deem appropriate.

         I.A.17.4       In the event of a taking of all or a part of the
Premises or the Improvements for temporary use, this Lease shall continue without change, as between Lessor and Lessee, and Lessee shall be entitled to the entire award made for such use; provided that Lessee shall be entitled to file and prosecute any claim against the condemnor for damages and to recover the same, for any negligent use, waste, or injury to the Premises or the Improvements throughout the balance of the then-current Term. The amount of damages so recovered shall belong to Lessee.

         I.A.18.1       In the event of any dispute between Lessee and Lessor
with respect to any issue of fact arising out of a taking mentioned in this Section, such dispute shall be resolved by the same court in which the condemnation action is brought, in such proceedings as may be appropriate for the adjudicating the dispute.

I.A.18.  ASSIGNMENT AND SUBLETTING

         I.A.18.1       Until the Project is substantially completed, Lessee
shall not sell, assign, or in any other manner transfer any interest in this Lease or the estate of Lessee under this Lease without the prior written
consent of Lessor.   After the Project is completed, Lessee shall not sell,
assign, or in any other manner transfer any interest in this Lease or the estate of Lessee under this Lease without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor shall have the right to require Lessee to remain liable and responsible for all of Lessee's duties and obligations under this Lease as a precondition to approving any requested assignment. Notwithstanding anything in this Section 18 to the contrary, Lessee's rights and leasehold interests in this Lease may be sold, assigned, or otherwise transferred in any transaction involving the merger of Lessee into, or the acquisition of all or substantially all of Lessee's assets by, another entity, without the necessity of obtaining Lessor's consent, provided that simultaneously with the merger or acquisition the other entity agrees to attorn to Lessor regarding the timely performance of all of Lessee's duties and obligations under this Lease.

         I.A.18.2       Lessee shall have the right to sublet portions of the
Premises and/or of the Improvements at any time and from time to time, but only for a term or terms that shall expire before the expiration of the Term, and provided that each such sublease shall be in writing and shall be subject and subordinate to the rights of Lessor under this Lease.

I.A.19.  LEASEHOLD MORTGAGES

         I.A.19.1       Lessee shall have the right, in addition to any other
rights granted and without any requirement to obtain Lessor's consent, to mortgage or grant a security interest in Lessee's interest in this Lease and the Premises and the Improvements and any subleases, under one or more leasehold mortgages to one or more Lending Institutions, as defined, and/or under one or more purchase money leasehold mortgages, and to assign Lessee's interest in this Lease and any subleases as collateral security for such leasehold mortgages, on the condition that all rights acquired under such leasehold mortgages shall be subject to each and all of the covenants, conditions, and restrictions set forth in this Lease and to all rights and interests of Lessor, none of which covenants, conditions, restrictions, rights, or interests is or shall be waived by Lessor by reason of the right given to mortgage or grant a security interest in Lessee's interest in this Lease and the Premises and the Improvements, except as expressly provided otherwise.

         I.A.19.2       Any mortgage made pursuant to this section is referred
to as a "Permitted Leasehold Mortgage," and the holder of or secured party under a Permitted Leasehold Mortgage is referred to as a "Permitted Leasehold Mortgagee." The Permitted Leasehold Mortgage that is prior in lien or interest among those in effect is referred to as the "First Leasehold Mortgage," and the holder of or secured party under the First Leasehold Mortgage is referred to as the "First Leasehold Mortgagee." For the purposes of any rights created under this section, any so-called wraparound lender shall be considered a First Leasehold Mortgagee. If a First Leasehold Mortgage and a Permitted Leasehold Mortgage that is second in priority in lien or interest among those in effect are both held by the same Permitted Leasehold Mortgagee, the two Permitted Leasehold Mortgages are collectively referred to as the "First Leasehold Mortgage." A "Permitted Leasehold Mortgage" includes, without limitation, mortgages and trust deeds as well as financing statements, security agreements, and other documentation that the lender may require. The words Lending Institution, as used in this Lease, mean any commercial, national, or savings bank, savings and loan association, trust company, pension trust, foundation, or insurance company, and any other entity, person, corporation, partnership, or otherwise making a loan on the security of Lessee's interest in this Lease or all or any part of the Improvements.

         I.A.19.3       If a Permitted Leasehold Mortgagee sends to Lessor a
true copy of its leasehold mortgage, together with written notice specifying the name, contact person, address, telephone number, and fax number of the Permitted Leasehold Mortgagee, then as long as such Permitted Leasehold Mortgage remains unsatisfied of record or until written notice of satisfaction is given by the holder to Lessor, the following provisions shall apply (in respect of such Permitted Leasehold Mortgage):

         I.A.19.3.1     Except as expressly provided otherwise below, there
    shall be no cancellation, termination, surrender, acceptance of surrender, amendment, or modification of this Lease without in each case the prior consent in writing of the Permitted Leasehold Mortgagee. Nor shall any merger result from the acquisition by, or devolution upon, any one entity of the fee and the leasehold estates in the Premises.

         I.A.19.3.2     Lessor shall, upon serving Lessee with any notice,
    whether of default or any other matter, simultaneously serve a copy of such notice on the Permitted Leasehold Mortgagee, and no such notice to Lessee shall be deemed given unless a copy is so served on the Permitted Leasehold Mortgagee in the manner provided in this Lease for giving notices.

         I.A.19.3.3     In the event of any default by Lessee under this
    Lease, each Permitted Leasehold Mortgagee has the same period as Lessee has, plus 20 days, after service of notice on it of such default, to remedy or cause to be remedied or commence to remedy and complete the remedy of the default complained of for such default, and Lessor shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Lessee. Each notice of default given by Lessor will state the amounts of whatever rent are then claimed to be in default.

         I.A.19.3.4     If Lessor elects to terminate this Lease by reason of
    any default of Lessee, the Permitted Leasehold Mortgagee, in addition to the rights granted under the preceding Section, shall also have the right to postpone and extend the specified date for the termination of this Lease as fixed by Lessor in its notice of termination, for a period of six months, provided that the Permitted Leasehold Mortgagee shall promptly cure or promptly cause to be cured any then-existing defaults in payment of rent and meanwhile pay the rent, and provided further that the Permitted Leasehold Mortgagee shall forthwith take steps to acquire or sell Lessee's interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or otherwise and shall prosecute the same to completion with all due diligence. If, at the end of the six-month period, the Permitted Leasehold Mortgagee is actively engaged in steps to acquire or sell Lessee's interest, the time of the Permitted Leasehold Mortgagee to comply with the provisions of this Section 19.3.4 shall be extended for such period as is reasonably necessary to complete such steps with reasonable diligence and continuity.

         I.A.19.3.5     Lessor agrees that the name of the Permitted
    Leasehold Mortgagee may be added, at Lessee's request, to the "Loss Payable Endorsement" of any and all insurance policies required to be carried by Lessee.

         I.A.19.3.6     Lessor agrees that in the event of termination of
    this Lease by reason of any default by Lessee, Lessor will enter into a new lease of the Premises with the Permitted Leasehold Mortgagee or its nominee, for the remainder of the Term, effective on the date of such termination, at the rent and on the terms, provisions, covenants, and agreements contained in this Lease and subject only to the same conditions of title as this Lease is subject to on the date this Lease is executed (and any liens or encumbrances created, permitted, or suffered by Lessee prior to termination), and to the rights, if any, of any parties then in possession of any part of the Premises, provided:

              I.A.19.3.6.1    The Permitted Leasehold Mortgagee or its nominee
         shall make written request on Lessor for such new lease within 15 days after the date of termination indicated in the notice of termination given to Permitted Leasehold Mortgagee and such written request shall be accompanied by payment to Lessor of rent then due to Lessor under this Lease.

              I.A.19.3.6.2    The Permitted Leasehold Mortgagee or its nominee
         shall pay to Lessor, at the time the new lease is executed and delivered, any and all rent that would be due at the time of the execution and delivery of the new lease pursuant to this Lease but for such termination, and in addition any expenses, including reasonable attorney fees, to which Lessor shall have been subjected by reason of such default.

              I.A.19.3.6.3    The Permitted Leasehold Mortgagee or its nominee
         shall perform and observe all covenants contained in this Lease on Lessee's part to be performed and further shall remedy any other conditions that Lessee under the terminated Lease was obligated to perform; and on execution and delivery of such new lease, any subleases that may have been assigned and transferred previously by Lessee to Lessor, as security under this Lease, shall then be held by Lessor as security for the performance of all the obligations of Lessee under the new lease.

              I.A.19.3.6.4    Lessor shall not warrant possession of the
         Premises or the Improvements to Lessee under the new lease.

              I.A.19.3.6.5    Such new lease shall be expressly made subject
         to the rights, if any, of Lessee under the terminated Lease.

              I.A.19.3.6.6    Lessee under such new lease shall have the same
         right, title, and interest in and to the Improvements on the Premises as Lessee had under the terminated Lease.

         I.A.19.3.7     Nothing contained in this Lease requires the
    Permitted Leasehold Mortgagee or its nominee to cure any default that occurs as a result of the status of Lessee, such as Lessee's bankruptcy or insolvency, or to discharge any lien, charge, or encumbrance against Lessee's interest in this Lease junior in priority to the line of the Permitted Leasehold Mortgage.

         I.A.19.3.8     Lessor agrees to amend this Lease from time to time
    to the extent reasonably requested by a Lending Institution proposing to make Lessee a loan secured by a Permitted Leasehold Mortgage, provided that such proposed amendments do not materially or adversely affect the right of Lessor or Lessor's interest in the Premises. All reasonable expenses incurred by Lessor in connection with any such amendment shall be paid by Lessee.

         I.A.19.3.9     The First Leasehold Mortgagee shall be given notice
    of any arbitration or other proceeding or dispute by or between the parties and shall have the right to intervene and be made a party to any such arbitration or other proceeding. In any event, each Permitted Leasehold Mortgagee shall receive notice of, and a copy of, any award or decision made in the arbitration or other proceeding.

         I.A.19.3.10    Any award or payment in condemnation or eminent
    domain that is not the property of Lessor and which is made in respect of Lessee and the Premises or Improvements shall be paid to the First Leasehold Mortgagee for the benefit of Lessee and applied in the manner agreed by Lessee and the First Leasehold Mortgage.

         I.A.19.3.11    No fire or casualty loss claims by Lessee shall be
    settled and no agreement will be made in respect of any award or payment in condemnation or eminent domain owed to Lessee without in each case the prior written consent of the First Leasehold Mortgagee.

         I.A.19.3.12    Lessor, within 15 days after a request in writing by
    Lessee or any Permitted Leasehold Mortgagee (provided there has been no similar request within the previous 60 days), shall furnish a written statement, duly acknowledged, that this Lease is in full force and effect and unamended, or if there are any amendments, such statement will specify the amendments, and that there are no defaults by Lessee that are known to Lessor, or if there are any known defaults, such statement shall specify the defaults Lessor claims exist.

         I.A.19.3.13    Lessor, on request, shall execute, acknowledge, and
    deliver to each Permitted Leasehold Mortgagee an agreement prepared at the sole cost and expense of Lessee, in form satisfactory to the Permitted Leasehold Mortgagee and Lessor, among Lessor, Lessee, and the Permitted Leasehold Mortgagee, agreeing to all the provisions of this section.

         I.A.19.3.14    Lessor shall at no time be required to subordinate
    its fee simple interest in the Premises or its rights or interests in this Lease to the lien of any leasehold mortgage, nor to mortgage its fee simple interest in the Premises as collateral or additional security for any leasehold mortgage. Lessor shall attorn to any Permitted Leasehold Mortgagee or any other person who becomes Lessee by, through, or under a Permitted Leasehold Mortgage.

         I.A.19.3.15    If Lessee is declared bankrupt or insolvent and this
    Lease is thereafter lawfully canceled or rejected, Lessor shall immediately execute a new lease under the same terms and conditions as this Lease to the Permitted Leasehold Mortgagee or its nominee, provided that all defaults under this Lease except the bankruptcy or insolvency of Lessee be cured by the Permitted Leasehold Mortgagee or its nominee and the Permitted Leasehold Mortgagee or its nominee makes written request for such new lease within 15 days after the date the Lease is lawfully canceled or rejected.

I.A.20.  DEFAULT; REMEDIES

         I.A.20.1       Time is of the essence of this Lease.

         I.A.20.2       A breach by Lessee of the 30-year ground lease for the
10.5 acre parcel abutting the Premises on the north shall constitute a breach of this Lease and shall entitle Lessor to all remedies available under this Lease. The occurrence of any one or more of the following events of default shall also constitute a breach of this Lease by Lessee:

         I.A.20.2.1     If Lessee defaults in the payment of Rent due and
    payable by Lessee, and such default continues for 10 days after Lessor has given Lessee a written notice specifying the same; or

         I.A.20.2.2     If Lessee, whether by action or inaction, is in
    default of any of its obligations under this Lease (other than a default in the payment of Rent by Lessee) and such default continues and is not remedied within 25 days after Lessor has given Lessee a written notice specifying the same, or, in the case of a default that can be cured but not within a period of 25 days, if Lessee has not (1) commenced curing such default within such 25-day period; (2) notified Lessor of Lessee's intention to cure the default; or (3) continuously and diligently completed the cure of the default.

         I.A.20.3       During any 12-month period, Lessee shall be entitled to
a maximum of two notices pursuant to Section 20.2.

         I.A.20.4       Upon the occurrence of an event of default, Lessor may
exercise any one or more of the remedies set forth in this section or any other remedy available in equity or under law or contained in this Lease:

         I.A.20.4.1     Lessor or Lessor's agents and employees may
    immediately or at any time thereafter reenter the Premises either by summary eviction proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution, or damages, and may repossess the same, and may remove any person from the Premises, to the end that Lessor may have, hold, and enjoy the Premises.

         I.A.20.4.2     Lessor may relet the whole or any part of the
    Premises from time to time, either in the name of Lessor or otherwise, to such Lessees, for such terms ending before, on, or after the expiration date of the Lease Term, at such rentals and on such other conditions (including concessions and free rent) as Lessor may determine to be appropriate. To the extent allowed under Oregon law, Lessor shall have no obligation to relet all or any part of the Premises and shall not be liable for refusal to relet the Premises, or, in the event of such reletting, for refusal or failure to collect any rent due on such reletting; and any action of Lessor shall not operate to relieve Lessee of any liability under this Lease or otherwise affect such liability. Lessor at its option may make such physical changes to the Premises as Lessor, in its sole discretion, considers advisable and necessary in connection with any such reletting or proposed reletting, without relieving Lessee of any liability under this Lease or otherwise affecting Lessee's liability.

         I.A.20.4.3     Whether or not Lessor retakes possession or relets
    the Premises, Lessor has the right to recover its damages, including without limitation all lost rentals, all legal expenses, all costs incurred by Lessor in restoring the Premises or otherwise preparing the Premises for reletting, and all costs incurred by Lessor in reletting the Premises.

         I.A.20.4.4     To the extent permitted under Oregon law, Lessor may
    sue periodically for damages as they accrue without barring a later action for further damages.

         I.A.20.4.5     Lessor may in one action recover accrued damages plus
    damages attributable to the remaining Term equal to the difference between the Rent reserved in this Lease for the balance of the Term after the time of award, and the fair rental value of the Premises for the same period, discounted at the time of award at a reasonable rate not to exceed 8 percent per annum. If Lessor has relet the Premises for the period that otherwise would have constituted all or part of the unexpired portion of the Term, the amount of rent reserved on such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

         I.A.20.5       No failure by Lessor to insist on the strict
performance of any agreement, term, covenant, or condition of this Lease or to exercise any right or remedy consequent upon a breach, and no acceptance of full or partial Rent during the continuance of any such breach, constitutes a waiver of any such breach or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition to be performed or complied with by Lessee, and no breach by Lessee, shall be waived, altered, or modified except by a written instrument executed by Lessor. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant, and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach.

         I.A.20.6       Each right and remedy provided for in this Lease shall
be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the party in question of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

         I.A.20.7       [TO BE DELETED IF PUT NOT EXERCISED.] A breach by
Lessee of the 30-year ground lease of the 1.52-acre property that abuts the Premises on the south side shall constitute a breach of this Lease and shall entitle Lessor to all remedies available under this Lease.

I.A.21.  NO ABATEMENT OF RENT

         I.A.21.1       Except as otherwise specifically provided in this
Lease, no abatement, refund, diminution, or reduction of rent or other compensation shall be claimed by or allowed to Lessee, or any person claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise, arising from work on Improvements, by virtue or because of Legal Requirements, or the occurrence of any matters referred to in Sections 7.1 (casualty damage) and 17 (condemnation) of this Lease, or for any other reason, cause, or occurrence.

         I.A.21.2       Unless caused by Lessor, if any adjoining fence or
structure encroaches on the Premises, no claim, demand, or objection of any kind shall be made by Lessee against Lessor by reason of such encroachments; no claim for abatement of Rent due under this Lease shall be made by reason of such encroachments or acts of, or in connection with, removal of the encroachments. The rights, liabilities, and obligations of the parties shall be the same as if there were no encroachments. In any related legal proceedings, the Premises may properly and without prejudice be described according to the description previously used without reference to any such encroachments. Lessor agrees to cooperate with Lessee in any proceedings sought by Lessee to remove such encroachments, provided such cooperation does not cause Lessor to incur any expense.

I.A.22.  TRANSFER OF INTEREST BY LESSOR

         Lessor may sell, exchange, assign, transfer, convey, contribute, distribute, or otherwise dispose of all or any part of its interest in the Premises or this Lease (including but not limited to Lessor's reversion), subject to Lessee's right of quiet enjoyment and the non-disturbance of Lessee's leasehold interest and the attornment of any successor to Lessor's interest in this Lease

I.A.23.  SUPPLEMENTAL RENT INCREASE FOR 30TH YEAR OF LEASE

         If, as of the 29th anniversary of the Commencement Date, Lessee has not exercised the option to purchase provided in Section 24 below, the Minimum Rent for the Premises throughout the 30th year of the Term shall be $150,000 more than the rent paid during the 29th year of the Term.

I.A.24.  OPTION TO PURCHASE

         Provided Lessee is not then in default under this Lease
[AND FURTHER PROVIDED THAT LESSEE SIMULTANEOUSLY EXERCISES THE OPTION TO PURCHASE ANY PORTION OF THE 1.52-ACRE PARCEL THAT ABUTS THE PREMISES ON THE SOUTH SIDE THAT IS STILL LEASED BY LESSEE AT THAT TIME],

Lessee shall have the option to purchase all of the Premises from Lessor at the expiration of the Term for a total consideration equal to $5.5 million plus a percentage increase that is equal to the percentage increase in the Consumer Price Index published by the United States Bureau of Labor
Statistics of the United States Department of Labor. The comparison shall be made using the index entitled All Urban Consumers (CPI-U) (Portland)
(1982-84 = 100) or the nearest comparable data on changes in the cost of living if such index is no longer published. The increase shall be determined by comparison of the last CPI figure published before the Commencement Date with that of the last CPI figure published during the thirtieth year of the Term.

         In no event, however, shall the option purchase price be less than $5.5 million or exceed $8.95 million.

         In the event Lessee chooses to exercise the option to purchase the Premises, it shall do so by giving Lessor irrevocable written notice of the exercise of the option after the end of the twenty-seventh year of the Term, but no later than the date that is 75 days before the end of the Term [SIMULTANEOUSLY WITH LESSEE'S GIVING IRREVOCABLE WRITTEN NOTICE OF ITS EXERCISE OF THE OPTION TO PURCHASE ANY PORTION OF THE 1.52-ACRE PARCEL THAT IS STILL LEASED BY LESSEE AT THAT TIME.] If the option to purchase the Premises is exercised, the transaction shall be closed during the last 10 days of the Term. Rent shall be paid by Lessee through the end of the Term. Lessor shall convey the Premises by means of a statutory bargain and sale deed free and clear of encumbrances except the encumbrances described above as presently existing and any liens or encumbrances Lessee may have caused, permitted, or suffered to attach to the Premises since the effective date of this Lease. The bargain and sale deed shall convey Lessor's right, title, and interest in the Premises. Lessor shall furnish Lessee with a standard owner's title insurance policy, in the amount of the purchase price, issued by a reputable title insurance company selected by Lessor and approved by Lessee, which approval shall not be unreasonably withheld. The title insurance shall be at the expense of Lessor and shall be delivered within a reasonable period of time after the closing of such conveyance. The title insurance policy shall contain only the standard printed exceptions and the exceptions permitted in the deed. Proration of taxes and other customary adjustments shall be made as of the closing of the conveyance. The closing shall be in escrow at a reputable escrow company selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld. The escrow fee and closing costs shall be shared equally by the parties.

I.A.25.  LESSOR'S RIGHT TO ENCUMBER

         Subject to Section 27 below, Lessor, during the Term, may encumber, mortgage, pledge, or otherwise hypothecate its fee simple interest in the Premises and/or its rights and interests under this Lease.

I.A.26.  NONMERGER

         There shall be no merger of this Lease, or of the leasehold estate created by this Lease, with the fee estate in the Premises by reason of the fact that this Lease, the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, may be held, directly or indirectly, by or for the account of any person who shall own the fee estate in the Premises or any interest in such fee estate, and no such merger shall occur unless and until all persons at the time having an interest in the fee estate in the Premises and all persons (including all Permitted Leasehold Mortgagees) having an interest in this Lease, or in the leasehold estate created by this Lease, shall join in a written instrument effecting such merger and shall duly record the same.

I.A.27.  QUIET ENJOYMENT

         Lessee, on paying the Rent and observing and keeping all covenants, agreements, and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by, through, or under Lessor as such, subject, however, to the exceptions, reservations, and conditions of this Lease.

I.A.28.  SURRENDER

         I.A.28.1       Except as otherwise provided, Lessee, on the last day
of the Term, shall surrender and deliver up the Premises and all Improvements to the possession and use of Lessor without fraud or delay, free and clear of all lettings and occupancies other than subleases then terminable at the option of Lessor or subleases to which Lessor shall have specifically consented in writing, and free and clear of all liens and encumbrances other than those, if any, existing as of the Commencement Date and those, if any, created by Lessor, without any payment or allowance whatever by Lessor on account of any Improvements on the Premises.

         I.A.28.2       When furnished by or at the expense of Lessee or any
sublessee, furniture, fixtures, and equipment may be removed by Lessee at or before this Lease terminates, provided, however, that the removal will not injure the Premises or the Improvements or necessitate changes in or repairs to the same. Lessee shall pay or cause to be paid to Lessor the cost of repairing any damage arising from such removal and restoration of the Premises and/or the Improvements to their condition before such removal.

         I.A.28.3       Any personal property of Lessee or any sublessee that
shall remain on the Premises after the termination of this Lease and the removal of Lessee or such sublessee from the Premises may, at the option of Lessor, be deemed to have been abandoned by Lessee or such sublessee and may either be retained by Lessor as its property or be disposed of, without accountability, in such manner as Lessor may see fit, or if Lessor gives written notice to Lessee to such effect, such property shall be removed by Lessor at Lessee's sole cost and expense. If this Lease terminates early for any reason other than the default of Lessee then, anything to the contrary notwithstanding, Lessee or any sublessee shall have a reasonable time thereafter to remove its personal property.

         I.A.28.4       Lessor shall not be responsible for any loss or damage
occurring to any property owned by Lessee or any sublessee.

         I.A.28.5       The provisions of this section shall survive any
termination of this Lease.

I.A.29.  INVALIDITY OF PARTICULAR PROVISIONS

         If any term or provision of this Lease or the application of this Lease to any person or circumstances is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

I.A.30.  NO REPRESENTATIONS

         Lessee acknowledges that it has examined the Premises and that no representations as to the condition of the Premises have been made by Lessor or any agent or person acting for Lessor (except as expressly provided in this Lease or the attached Put to Lease (Exhibit C)). Before any construction commences on the Premises, Lessee shall conduct tests of the subsurface and soil conditions to ascertain the suitability of the Premises for the contemplated Project and shall furnish such fill and take such other steps as may be required before the commencement of construction. Lessor shall have no liability because of, or as a result of, the existence of any subsurface or soil condition, either on the Premises or on adjacent land, that might affect Lessee's construction.

I.A.31.  ESTOPPEL CERTIFICATE

         Either party, within 10 days after a request from time to time made by the other party and without charge, shall give a certification in writing to any person, firm, or corporation reasonably specified by the requesting party stating (1) that this Lease is then in full force and effect and unmodified, or if modified, stating the modifications; (2) that Lessee is not in default in the payment of Rent to Lessor, or if in default, stating such default; (3) that as far as the maker of the certificate knows, neither party is in default in the performance or observance of any other covenant or condition to be performed or observed under this Lease, or if either party is in default, stating such default; (4) that as far as the maker (if Lessor) of the certificate knows, no event has occurred that authorized, or with the lapse of time will authorize, Lessee to terminate this Lease, or if such event has occurred, stating such event; (5) that as far as the maker of the certificate knows, neither party has any offsets, counterclaims, or defenses, or, if so, stating them; (6) the date to which Rent has been paid; and (7) any other matters that may be reasonably requested by the requesting party.

I.A.32.  FORCE MAJEURE

         If the performance by either of the parties of their respective obligations under this Lease (excluding monetary obligations) is delayed or prevented in whole or in part by any Legal Requirement (and not attributable to an act or omission of the party), or by any acts of God, fire or other casualty, floods, storms, explosions, accidents, epidemics, war, civil disorders, strikes or other labor difficulties, shortage or failure of supply of materials, labor, fuel, power, equipment, supplies or transportation, or by any other cause not reasonably within the party's control, whether or not specifically mentioned, the party shall be excused, discharged, and released of performance to the extent such performance or obligation (excluding any monetary obligation) is so limited or prevented by such occurrence.

I.A.33.  NOTICES

         I.A.33.1       Any notice required or permitted by the terms of this
Lease shall be deemed given if delivered personally to the party to be notified, or delivered by overnight or other express courier, or sent by United States certified mail, postage prepaid, return-receipt requested, and addressed as follows:

        If to Lessor:                        with copy to:
        Superintendent                       Business Manager
        Tigard-Tualatin School District 23J  Tigard-Tualatin School District 23J
        13137 S.W. Pacific Highway           13137 S.W. Pacific Highway
        Tigard, Oregon  97223                Tigard, Oregon  97223

         If to Lessee:                      with copy to:
         Richard T. Takata                  William N. Moloney, Esq.
         President                          Attorney at Law
         981 Powell Avenue S.W.             5711 N.E. Tolo Road
         Renton, Washington  98055          Bainbridge Island, WA  98110

or such other addresses as may be designated by either party by written notice to the other. Except as otherwise provided in this Lease, every notice, demand, request, or other communication shall be deemed to have been given or served on actual receipt.

         I.A.33.2       A copy of each notice from Lessor to Lessee shall be
contemporaneously delivered to each Permitted Leasehold Mortgagee which shall have previously delivered to Lessor, by certified mail, return receipt requested, addressed as provided above in this section, its name, fax number, and the mailing address to which communications under this section are to be delivered. Notice to Lessee shall not be effective until a duplicate notice is received by each Permitted Leasehold Mortgagee that is entitled to notice.

         I.A.33.3       Lessee shall immediately send to Lessor, in the manner
prescribed above for giving notice, copies of all notices given by it to any Permitted Leasehold Mortgagee or received by it from such Permitted Leasehold Mortgagee, and copies of all notices that it receives with respect to the Premises or Improvements from any government authorities, fire regulatory agencies, and similarly constituted bodies, and copies of its responses to such notices.

         I.A.33.4       Notwithstanding anything in this section to the
contrary, any notice mailed to the last designated address of any person or party to which a notice may be or is required to be delivered pursuant to this Lease or this section shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the person or party to which the notice is directed or the failure or refusal of such person or party to accept delivery of the notice.

I.A.34.  ARBITRATION

         I.A.34.1       GENERAL.  Except with respect to pending litigation,
Lessor or Lessee may at any time request final and binding arbitration of any matter in dispute when arbitration is expressly provided for in this Lease or its Exhibits. The term "pending litigation" as used in the preceding sentence means litigation that has continued for more than 60 days after the first legal process has been served on a party to this agreement by the other party without any request for arbitration by the party served. Any party who fails to submit to binding arbitration following a lawful demand by the other party shall bear all costs and expenses, including reasonable attorney fees (including those incurred in any trial, bankruptcy proceeding, appeal, or review) incurred by the other party in obtaining a stay of any pending judicial proceeding concerning a dispute which by the terms of this Lease has been properly submitted to mandatory arbitration, and/or compelling arbitration of any dispute. A party may request arbitration by giving notice to that effect to the other party, specifying in the notice the nature of the dispute. The dispute shall be determined in the Portland, Oregon, metropolitan area by a single arbitrator for matters up to $350,000, and by three arbitrators for any dispute in excess of that amount, in accordance with the rules then pertaining to the Washington County Circuit Court Arbitration Program, except to the extent provided otherwise under Oregon laws on arbitration and as otherwise provided herein. If such program is terminated, then the rules of Arbitration Services of Portland or its successor (if any) shall be used.
All arbitrators shall be licensed attorneys having at least ten years' experience with commercial ground-leasing transactions. On the application of either party, the award in the arbitration may be enforced by the order or judgment of a court of competent jurisdiction.

         I.A.34.2       NOTICE.  If Lessor gives notice requesting arbitration,
Lessee shall simultaneously serve a duplicate of the notice on each Permitted Leasehold Mortgagee whose name and address shall previously have been furnished to Lessor, and the Permitted Leasehold Mortgagee shall have the right to participate in the arbitration.

         I.A.34.3       COST.  The fees and expenses of any arbitration shall
be borne by the losing party. The prevailing party shall be entitled to recover the expenses of its attorneys and experts.

         I.A.34.4       GOVERNING RULES; PRESERVATION OF REMEDIES.  The
arbitrator or arbitrators shall resolve all disputes in accordance with the substantive law of the state of Oregon. The arbitrator or arbitrators shall have no authority or jurisdiction to award any damages or any other remedies beyond those that could have been awarded in a court of law had the parties litigated the claims instead of arbitrating them. The parties shall not assert any claim for punitive damages except to the extent such awards are specifically authorized by statute. No provision of, nor the exercise of any rights under, this arbitration section of the Lease shall limit the right of Lessor to evict Lessee, to exercise self-help remedies, or to obtain provisional or ancillary remedies such as an injunction, receivership, attachment, or garnishment.

         I.A.34.5       MISCELLANEOUS ARBITRATION PROVISIONS.  The parties
shall use their best efforts to complete any arbitration within 75 days of the filing of the dispute unless the dispute is regarding the refusal to grant a consent or approval, in which case the time period shall be 45 days. The arbitrator or arbitrators shall be empowered to impose sanctions for any party's failure to do so. These arbitration provisions shall survive any termination, amendment, or expiration of this Lease unless the parties otherwise expressly agree in writing. Each party agrees to keep all disputes and arbitration proceedings strictly confidential, except for the disclosure of information required in the ordinary course of business of the parties or as required by applicable law or regulation. Any time limitation (such as the statute of limitations or laches) that would bar litigation of a claim shall also bar arbitration of the claim. If any provision of this arbitration program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable. The parties understand that they have decided that on demand of either of them, their disputes as described herein will be resolved by arbitration rather than in a court, and once so decided cannot later be brought, filed, or pursued in court.

I.A.35.  COSTS AND ATTORNEY FEES

         If either party brings an action to declare, interpret, or enforce any of the terms or provisions of this Lease and obtains a judgment in its favor, the court shall award to such prevailing party its costs and attorney fees, specifically including attorney fees incurred before, or in preparation for, or at trial and in connection with any appeal (whether or not taxable as such by law).

I.A.36.  ENTIRE AGREEMENT

         This Lease contains the entire agreement between the parties and, except as otherwise provided, can be changed, modified, amended, or terminated only by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Lessee and Lessor that there are no verbal agreements, representations, warranties, or other understandings affecting this Lease.

I.A.37.  APPLICABLE LAW; CHOICE OF FORUM

         This Lease shall be governed by, and be construed in accordance with, the laws of the state of Oregon.

         Washington County (Oregon) Circuit Court shall be the sole and exclusive forum for the filing and prosecution of any suit or action to declare, interpret, or enforce any of the terms or provisions of this Lease.

I.A.38.  INTEREST ON RENT ARREARAGES

         All arrearages in the payment of rent that Lessee fails to pay within the 10-day period after notice from Lessor shall bear interest from the date due until paid, at the lesser of the maximum lawful rate or 18 percent per annum.

I.A.39.  BROKERAGE

         Lessor and Lessee represent to each other that except as may be disclosed pursuant to Section 7 of the attatched Agreement to Lease (Exhibit C), they have not employed any brokers in negotiating and consummating the transaction set forth in this Lease, but have negotiated directly with each other.

I.A.40.  COVENANTS TO BIND AND BENEFIT PARTIES

         The covenants and agreements contained in this Lease shall bind and inure to the benefit of Lessor and its successors and assigns and Lessee and its successors and assigns.

I.A.41.  CAPTIONS AND TABLE OF CONTENTS

         I.A.41.1       The captions of this Lease are for convenience and
reference only, and in no way define, limit, or describe the scope or intent of this Lease or in any way affect this Lease.

         I.A.41.2       The table of contents preceding this Lease but under
the same cover is for the purpose of convenience and reference only, and is not to be deemed or construed in any way as part of this Lease, nor as supplemental or amendatory.

I.A.42.  DEFINITION OF LESSOR

         The term Lessor as used in this Lease means only the owner for the time being of the Premises, so that in the event of a sale, transfer, conveyance, or other termination of Lessor's interest in the Premises, Lessor shall be and is entirely freed and relieved of all liability of Lessor thereafter accruing, and in such event Lessor shall remit any funds held by Lessor, in which Lessee has an interest, to the successor owner of the Premises. Lessor shall remain liable for any such money not so remitted. It shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and such successor owner of the Premises, that such successor owner has assumed and agreed to carry out any and all agreements, covenants, and obligations of Lessor thereafter accruing.

I.A.43.  RECORDATION OF MEMORANDUM OF LEASE

         Lessee may elect that a memorandum of lease, executed and acknowledged by both parties, be recorded in the public records of Washington County, Oregon. Lessee shall pay the recording costs.

I.A.44.  STATUTORY DISCLAIMER

         In relevant part, ORS 93.040 states:

         "THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930."

I.A.45.  CONSENT

         In the event this Lease is silent as to the standard for any consent, approval, determination, or similar discretionary action, the standard shall be sole and unfettered discretion as opposed to any standard of good faith, fairness, or reasonableness.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be executed by their duly authorized officers effective as of the date first written above.

                                   Tigard-Tualatin School District 23J, Lessor:


                                   by
                                     ------------------------------------------
                                     Chair of the Board


                                   by
                                     ------------------------------------------
                                     Superintendent


                                   Eagle Hardware & Garden, Inc.


                                   by
                                     ------------------------------------------
                                     President


                                   by
                                     ------------------------------------------
                                     Vice President

EXHIBIT A     Description of the Premises

EXHIBIT B     Encumbrances on the Premises as of the Effective Date of the
              Lease

EXHIBIT C     Agreement to Lease

1. Taxes, including the current fiscal year, not assessed because of Public School Exemption. If the exempt status is terminated an additional tax may be levied. Account Nos. 2S11AC-01801 and 2S11AC-01900.

2. City Liens, if any, of the City of Tigard.
Note: An inquiry has been directed to the City Clerk and subsequent advice will follow concerning the actual status of such liens.

3. Statutory Powers and Assessments of Unified Sewerage Agency.

4. An easement created by instrument, including the terms and provisions thereof:
Recorded     :  August 1, 1995 in Book 372, page 50
Favor of     :  Portland General Electric Company
For          :  Utilities
Affects      :  Southerly portion of Parcel II

5. Relinquishment of Access as contained in Deed
Recorded     :  May 5, 1965 in Book 551, page 352
From         :  Yoneive A. Paulsen, individually and as Trustee, and
                Gilbert T. Paulsen, her husband
To           :  The State of Oregon, by and through its State Highway
                Commission

6. An easement created by instrument, including the terms and provisions thereof:
Recorded     :  August 10, 1967 in Book 654, page 192
Favor of     :  City of Tigard
For          :  Sewer line
Affects      :  See recorded document for details

7. An easement created by instrument, including the terms and provisions thereof:
Recorded     :  August 8, 1969 in Book 752, page 842
Favor or     :  City of Tigard
For          :  Underground sewer line
Affects      :  See recorded document for details

8. Unrecorded leases or periodic tenancies, if any.

9. The following matters pertain to Lenders Extended coverage only:

(a) Discrepancies, conflicts in boundary lines, shortage in area, encroachments or any other facts which a correct survey would disclose.

(b) Parties in possession, or claiming to be in possession, other than the vestees shown herein.

(c) Statutory liens for labor and/or materials, including liens for contributions due to the State of Oregon for employment compensation and for workman's compensation, or any rights thereto, where no notice of such liens or rights appears of record.

NOTE: This report does not include a search for Financing Statements filed in the office of the Secretary of State, or in a county other than the county wherein the premises are situated, and no liability is assumed if a Financing Statement is filed in the office of the County Clerk (Recorded) covering fixtures on the premises wherein the lands are described other than by metes and bounds or under the rectangular survey system or by recorded lot and block.

NOTE: Washington County Ordinance No. 267, filed August 5, 1982 in Washington County, Oregon, imposes a tax of $1.00 per $1,000.00 or fraction thereof on the transfer of real property located within Washington County.

Certain conveyances may be exempt from said ordinance, in which case, Washington County will require the filing of an affidavit of exemption. In either situation, the transfer tax must be paid or an affidavit must be filed.